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                                                                    Exhibit 99.1



NEWS                    RE:
BULLETIN
                                        BRADLEY REAL ESTATE, INC.
                                        40 SKOKIE BLVD., SUITE 600
FROM:                                   NORTHBROOK, IL 60062-1626
FRB                                     NYSE: BTR
--------------------------------------------------------------------------------
THE FINANCIAL RELATIONS BOARD, INC.
FOR FURTHER INFORMATION:


     AT THE COMPANY:          THE FINANCIAL RELATIONS BOARD:
     THOMAS P. D'ARCY         DENNIS WAITE
     CHAIRMAN AND CEO         (312) 640-6674
     (847) 272-9800

     FOR IMMEDIATE RELEASE
     MONDAY, JUNE 1, 1998


            BRADLEY REAL ESTATE SIGNS DEFINITIVE MERGER AGREEMENT TO
                     ACQUIRE MID-AMERICA REALTY INVESTMENTS


     NORTHBROOK, ILL., JUNE 1, 1998--BRADLEY REAL ESTATE, INC. (NYSE: BTR) AND MID-AMERICA REALTY INVESTMENTS, INC. (NYSE: MDI) announced today that they have executed a definitive merger agreement by which Bradley will acquire Mid-America. Upon consummation of the transaction, Bradley will acquire Mid-America's interest in 25 retail properties, increasing its ownership to 88 retail properties aggregating 14.7 million square feet in 15 states.

     Pursuant to the terms of the merger agreement between the two real estate investment trusts (REITs), each of the 8.286 million shares outstanding of Mid-America common stock will be exchanged for 0.42 shares of a newly created series of Bradley preferred stock. The new Series A Convertible Preferred Stock will have a par value of $25.00, and thus stockholders of Mid-America will receive $10.50 of preferred stock for each share of Mid-America common stock which they own. The preferred stock will pay an
     8.4 percent annual dividend and will be convertible into shares of Bradley common stock at a conversion price of $24.49 per share (representing a 16 percent premium over the 20-day average closing price of Bradley common stock prior to the signing of the merger agreement). The preferred stock is redeemable for Bradley common stock after five years if the Bradley common stock is trading at or above the conversion price. The preferred stock will be listed on the New York Stock Exchange. In connection with the merger, Bradley also will assume all of Mid-America's outstanding liabilities, making its total purchase price approximately $153 million.


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BRADLEY REAL ESTATE
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In accordance with the agreement, Mid-America will adjust its dividend payment date to the last day of each quarter to correspond with Bradley's payment date. Upon declaration by its board of directors, Mid-America would pay its next dividend on June 30, 1998.

The merger agreement has been unanimously approved by the boards of directors of both Bradley and Mid-America. The merger is subject to various closing conditions including the approval of Mid-America stockholders. It is anticipated that the transaction will close during the third quarter of 1998. The merger has been structured as a tax-free transaction and will be treated as a purchase for accounting purposes. Under the terms of the merger, there will be no changes or additions to Bradley's senior management or board of directors.

Thomas P. D'Arcy, chairman and chief executive officer of Bradley, stated, "The acquisition of Mid-America Realty represents another step in Bradley's continued consolidation of grocery-anchored shopping centers in the Midwest. The Mid-America portfolio consists of quality assets located in many of Bradley's existing markets such as Minneapolis, Milwaukee and Indianapolis. In addition, the acquisition provides us the opportunity to enter additional Midwest target markets, including Omaha and Lincoln, Neb. Included in the acquisition are certain properties which do not fit Bradley's core focus and following the close of the transaction we will consider selling such non-core assets, redeploying the proceeds into focus properties."

Jerome L. Heinrichs, chairman and chief executive officer of Mid-America, stated, "After reviewing various alternatives, we believe this transaction is in the best interest of our stockholders and employees. The combination of Mid-America into Bradley will provide greater opportunity for the company than if we remained independent."

Dennis Gethmann, president and chief operating officer of Mid-America, added, "We have the highest regard for Bradley and its management team and consider Bradley to be the preeminent operator of community shopping centers in the Midwest. We feel strongly that our stockholders' stake in the combined entity represents significant value."

BT Alex. Brown is acting as financial advisor to Bradley in this transaction and SBC Warburg Dillon Read is acting as financial advisor to Mid-America.

Mid-America is a real estate investment trust (REIT), headquartered in Omaha, Neb., which focuses on the ownership and operation of community shopping centers in the Midwest. The company owns 22 centers located in Nebraska, Iowa, Illinois, South Dakota, Minnesota, Michigan, Wisconsin, Indiana, Arkansas, Georgia and Tennessee. Additionally, Mid-America is a 50 percent partner in Mid-America Bethal Limited Partnership, which owns three centers located in Nebraska and Wisconsin.


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BRADLEY REAL ESTATE
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Bradley Real Estate, Inc. is the nation's oldest real estate investment trust
(REIT) and a leading owner and operator of neighborhood and community shopping centers located in the Midwest region of the United States. The company owns 63 properties located in 12 states aggregating 11.5 million square feet of rentable space. The company has paid 147 consecutive quarterly dividends to its share owners.

The preceding information contains forward-looking statements of Bradley's and Mid-America's plans, objectives and expectations, which are dependent upon a number of factors including a stable retailing climate in the Midwestern United States, the financial viability of the companies' tenants and the continuing availability of retail center acquisitions and development opportunities in the Midwest on favorable terms. Reference is made to the discussions under the caption "Risk Factors" in Bradley's 1997 Form 10-K report and in the description of Mid-America's business in its 1997 Form 10-K report which include discussions of certain other factors which could cause actual results to differ materially from those in forward-looking statements. There can be no assurance that the conditions to the merger agreement will be satisfied and that the merger will be consummated.

  FOR FURTHER INFORMATION ON BRADLEY REAL ESTATE, INC. FREE OF CHARGE VIA FAX,
                  SIMPLY DIAL 1-800-PRO-INFO AND CENTER "BTR."




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